FS Investment 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Announces Two Regular Cash Distributions to be Paid in December

Also Issues Guidance Regarding its January 3, 2011 Public Offering Price

PHILADELPHIA, December 17, 2010 – On December 14, 2010, the Board of Directors (the “Board”) of FS Investment Corporation (“FSIC”) declared two regular semi-monthly cash distributions of $0.032156 per share each, which will be paid in December.  FSIC also announced guidance regarding its January 3, 2011 public offering price.

Both of the regular semi-monthly cash distributions of $0.032156 per share (an annualized rate of 7.35% based on FSIC’s current public offering price of $10.50 per share) will be paid on December 31, 2010, the first to stockholders of record on December 14, 2010 and the second to stockholders of record on December 30, 2010.

In addition, over the course of the past few months, the net asset value of FSIC’s shares has increased as a result of significant gains in the value of its investment portfolio.  Absent unforeseen circumstances, including changes in market conditions or in the performance of its portfolio, FSIC anticipates an increase to the per share offering price of its common stock for its January 3, 2011 closing, which will apply to subscriptions received from December 16, 2010 through December 31, 2010, to $10.60 per share.  The expected increase would ensure that FSIC’s net asset value per share does not exceed its net offering price, as required by the Investment Company Act of 1940.

“We head into the close of 2010 continuing the momentum established this year,” commented Chairman and Chief Executive Officer of FSIC, Michael C. Forman.  “As a result of our portfolio’s strong performance this year, among other things, we were able to declare a 2.5% stock distribution on our outstanding shares in January, and increase our public offering price from $10.40 to $10.50 per share in November.  During 2010, FSIC will have paid over $0.75 per share in regular distributions and approximately $0.12 per share in special distributions to investors, representing an annualized yield of approximately 8.3% based on our current public offering price of $10.50 per share.  With these distributions, FSIC continues to deliver investors solid current income, and we believe we are well-positioned to provide more of the same in the year ahead.”

While FSIC currently expects to increase the per share offering price of its common stock for its January 3, 2011 closing to $10.60 per share, FSIC has not yet definitively determined that a further adjustment to the current offering price of $10.50 per share will be necessary, or the amount of any such adjustment.  If adjusted, the per share offering price is expected to be within the range of $10.50 and $10.75 per share that was previously announced by FSIC on November 1, 2010.  FSIC will announce any change in its offering price and will update this guidance should its anticipated public offering price move outside of this range.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with approximately $29.6 billion in assets under management together with its affiliates as of September 30, 2010, is the global credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national distributor and sponsor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Certain Information About Distributions

The determination of the tax attributes of FSIC’s distributions is made annually as of the end of FSIC’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year.  Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year.  FSIC intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income.  The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on a Form 1099-DIV.

The payment of future distributions on FSIC’s common stock, including special distributions, is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.